Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-219385, 333-235768, 333-252087, 333-267423, and 333-272404), Form S-8 (File Nos. 333-220781, 333-271122, 333-271124, and 333-274118) and Form S-3 (File Nos. 333-231035, 333-240129, 333-252623, 333-256476, 333-262276, 333-266375, 333-268660, 333-270723, 333-272783, 333-274634, and 333-276429) of our report dated March 13, 2024, related to the financial statements of ImmunogenX, Inc. as of December 31, 2023, 2022 and 2021, and for the years then ended, which appears in the Form 8-K/A of First Wave BioPharma, Inc. dated May 8, 2024. Our report on the financial statements of ImmunogenX, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Holthouse Carlin & Van Trigt LLP

Irvine, California

May 8, 2024